g8wave

Mark Challinor
1-2 St. Johns Path
Clerkenwell, London EC1 4DD

Dear Mark:

Thank you for taking the time to meet with me over the course of the last several weeks. Our discussions have led us to believe that you are well-suited to drive and support g8wave's UK operations and its strategic expansion into the EU and possibly other areas.

In this regard, we are very pleased to formally extend an offer to you to join g8wave as our Managing Director of g8wave, LTD and Senior Vice President of g8wave, Inc. on the following terms:

1. Position: You will serve in the full time position of Managing Director (MD) of g8wave, LTD. and as Senior Vice President of g8wave, Inc. reporting to and subject to the direction of the President and CEO of g8wave, Inc. Further details relating to your duties and responsibilities will be discussed between you and the President and CEO. Your employment shall commence on February 15th 2007 and your period of continuous employment will commence on that date also.

2. Salary: The Company will pay you a base salary at the rate of £105,000 per year, payable in accordance with Company's standard payroll schedule for MDs.

3. Car Allowance: The Company will provide a car allowance up to £500 a month payable according to the Company's standard car allowance policy.

4. Performance Bonus: The Company believes in pay for performance and, as such, you will be eligible for a discretionary EBITDA (Earning Before Interests, Taxes, Depreciation and Amortization) Based Bonus when applicable plus a discretionary Salary Based Bonus when applicable.

   a. Subject to approval by the Board of Directors, the discretionary EBITA Based Bonus will be a percentage of the Company's EBITDA performance at fiscal year end. Specifically, you will receive 5% of the first million pounds in EBITDA, plus, 3% of the second million pounds in EBITDA, plus 2% respectively for each incremental million pounds in EBITDA between £2M and £4M (not to exceed £4M). For example, if the Company fiscal year end EBITDA is £1M, you could receive £50K; if EBITDA is £2M, you could receive £50K+£30K=£80K; if EBITDA is £3M, you could receive £50K+£30K+£20K=£100K; and finally, if EBITDA is £4M, you could receive £120K in EBITDA Based Bonus.

   b. The discretionary Salary Based Bonus will be up to 20% of your base salary. Your bonus amount will be awarded based on your individual performance, your role in that performance and your achievement of individual goals set from time to time by the President. The individual goals for the first year of employment will be determined within the first 30 days of employment. Your Bonus will be awarded after the fiscal year end and after the books have been closed for the applicable period.

5. Equity: Subject to approval by g8wave's Board of Directors (or its designee), you will receive an option ("Option 1") to purchase a number of shares of g8wave Common Stock equal to one percent (1%) of the Company's Common Stock outstanding on the date you commence employment and, when the Company reorganizes a UK subsidiary equity structure and option plan, another option ("Option 2") to purchase a number of shares equal to five percent (5%) of the independent UK subsidiary's Common Stock outstanding. The exercise price of your options will be the fair market value of the respective common shares on the date of grant. These options will have a 5 year term and will vest over a four year period, 25% after your first 12 months of service to the Company and the balance in monthly installments over the next 36 months of service. Vesting of your Options will be conditioned upon your continued employment with the Company as of any vesting date. Except as otherwise specified herein, your options will be subject to

the terms and conditions of any equity incentive plan under which they are issued and a stock option agreement to be entered into between you and the Company.

6. Employee Benefits: As a regular employee of the Company and in accordance with the Company's generally applicable policies and any limitations imposed by law or applicable plans, you will be eligible to receive Company-sponsored employee benefits such as paid vacation, health benefits and group insurance programs [details of which are contained in the staff handbook]. In addition and subject to Company policies, you will be reimbursed for all reasonable and approved travel and business expenses incurred by you in connection with your employment duties.

7. Hours of Work: The normal hours of business of the Company are from 9.00 a.m. to 6.00 p.m. on each week day excluding public and bank holidays. However owing to the nature of your job your working time is unmeasured and you should work such hours that are necessary to enable you to perform your duties properly. You and the Company acknowledge your understanding that Regulations 4(1) and (2) (48 hour weekly working time limit), 6(1) (2) and (7) (nightworking), 10(1) (daily rest), 11(1) and (2) (weekly rest) and 12(1) (rest breaks) of the Working Time Regulations 1998 do not apply in relation to your employment under this Agreement.

8. Place of Work: Your normal place of work is the Company's office at 10 Kings Exchange, Tileyard Road, London N7 9AH and/or such other place of business of the Group as the Board may reasonably require from time to time. You will, if and for as long as required by the Company, make visits in the ordinary course of your duties to such places anywhere in the world as it may specify.

9. Annual Leave: In addition to public holidays, you are entitled to 25 working days' holiday without loss of pay in each holiday year (which runs from January to December) to be taken at such time or times as may be authorized in advance by the Board. You may not, except with prior permission from the Board, carry forward any unused part of your holiday entitlement to a subsequent holiday year.

10. Termination: Your employment will continue (subject to earlier termination as provided in this Agreement) until terminated by the Company giving you or you giving the Company not less than 6 months' prior notice to expire at any time. This Agreement will automatically terminate when you reach your 65th birthday; or if you are prohibited by law from being a director. The Company will be entitled, by giving notice, to terminate this Agreement with immediate effect if you:

   a. commit any act of gross misconduct or repeat or continue any other breach of your obligations which you owe the Company; or

   b. engage in any conduct which, in the opinion of the Board, is likely to cause your continued employment to be detrimental to the interests of the Company; or

   c. are convicted of any criminal offence which is punishable with 6 months or more imprisonment (save for any motoring offence for which you are not sentenced to a term of immediate or suspended imprisonment); or

   d. commit any act of dishonesty, whether or not relating to your employment; or

   e. become bankrupt or make any arrangement or composition with your creditors generally; or

   f. resign or vacate your office as a director of the Company; or

   g. are, in the opinion of the Board, incompetent in the performance of your duties.

11. Confidentiality:

   a. *No Disclosure or Use.* During the term of your employment with the Company or at all times thereafter, you agree to hold in strictest confidence and not disclose or use in any manner, directly or indirectly, any Confidential Information of the Company and its affiliates or Confidential Information entrusted to the Company by third parties. , except as required in the course of employment with the Company.

   b. *Definition.* For purposes hereof, "Confidential Information" includes, but is not limited to, proprietary information, technical data, trade secrets, product plans, products, services, customer lists, customer contacts, prospect lists and prospects, suppliers, markets, marketing information, pricing or other business information, contracts, licenses, software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, ideas, concepts, compilations of information, drawings, proposals, job notes, reports, records, and specifications, information relating to goodwill and other business information. Confidential Information includes information disclosed to you by the Company, directly or indirectly, in writing or orally, but does not include anything that becomes publicly known or is made generally available through no wrongful action or inaction of yours.

   c. *Information Disclosed Remains Property of Company*: You agree that all Confidential Information of the Company, its affiliates or third parties disclosed to you by, or acquired by you from, (i) the Company or an affiliate of the Company or (ii) a third party in the course of your employment with the Company, is and shall remain the sole and exclusive property of the Company, its affiliate or the third party, as applicable, and that you will return or, if requested by the Company, destroy all copies or other embodiments of such information on termination of your employment by the Company for any reason.

12. Covenant Not To Compete: Both during your employment with the Company and for a period of six months after the termination thereof for any reason, you will not solicit or hire, or assist in the hiring of, or otherwise engage or assist in engaging any employee of the Company, without the prior written approval of the President, to provide or assist in the provision of Services in competition with the Company.

   During your employment with the Company, you will not either directly or indirectly (including as an independent contractor, employee or consultant to another entity), for your own benefit or the benefit of anyone other than the Company, solicit or provide Services. For a period of six months after the termination of your employment with the Company for any reason, you will not either directly or indirectly (including as an independent contractor, employee or consultant to another entity), for your own benefit or the benefit of anyone other than the Company, solicit Services from or provide Services to any Clients or Prospects which were solicited or serviced by you, or by others if such activities were directly supervised by you, nor will you participate with or assist others in such solicitation.

   In the above paragraphs of this section, the terms "Clients", "Prospects", and "Services" are defined as follows:

   a. "Clients" are defined as organizations to which the Company provides or has provided Services during the twelve month period immediately preceding the termination of your employment with the Company.

   b. "Prospects" are defined as organizations solicited to become Clients of the Company during the twelve month period immediately preceding the termination of your employment with the Company as evidenced by documented interaction, or existence of a proposal for services or both, or existence of materials directed specifically at such organization (other than general mailings) with the clear intent of persuading that organization to become a client.

   c. "Services" are defined as products and services of the type available from the Company at the time of the termination of your employment.

You will not challenge or contest the validity or enforceability of this Agreement on the grounds that it contains no geographical limitations on your activities after the termination of your employment with the Company. You understand that the absence of geographical limitations means that you may conduct your post-termination activities worldwide, even though the Company may have offices and serves clients throughout the world, so long as you abide by the provisions contained in the paragraphs above.

It is the desire and intent of the parties that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this section shall be adjudicated to be invalid or unenforceable, this section shall be deemed amended to delete there from the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made. You acknowledge and agree that the restrictions are reasonable and have taken advice from a lawyer upon them and intend to be bound by them.

13. Assignment of Inventions:

a. *Disclosure*. You agree that you will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by you or under you direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

b. *Assignment*. You agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all of your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 12(b) shall not apply to Developments which do not relate to and are not connected to the Company's business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice or to Developments that are not based on Confidential Information. All Developments, other than those described in the preceding sentence, are works made for hire and are the sole and exclusive property of the Company.

c. *Cooperation*. You agree to cooperate fully with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You agree to sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. You further agree that, if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14. Outside Activities: While you are in the employ of the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. Not withstanding the above, the Company recognizes that your position as a Board Member of the International Newspaper Marketing Association carries with it certain obligations of time and attention. The Company acknowledges that you will need the latitude to carry out those responsibilities in a reasonable manner whilst under the employ of the Company and as long as you have such obligations with the INMA.

15. Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

16. Entire Agreement: Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and Company.

17. Governing Law: This agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of England and Wales.

18. Third Parties: Nothing in this agreement is intended to confer on any person any right to enforce any terms of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

19. Contingencies: This offer is contingent upon the Company confirming employment eligibility and receiving acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

I hope that you find these terms acceptable. Please indicate your agreement with these terms by signing and dating the enclosed copy of this letter and returning it to me. By signing this letter agreement you represent and warrant to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. We will hold this offer open for 5 days.

Please know that we are very excited to have you join our team and look forward to hearing from you very soon.

Sincerely,

H. Khoury

____

Habib Khoury, President of g8wave Inc.

I have read and accepted and agreed to the above terms of employment. Executed as of January 25th, 2007.

____

Mark Challinor